Exhibit 99.1

For Immediate Release:	Contact: Rachel Fields
(225) 767-8520

MD Technologies Inc. Reports Second Quarter 2004 Results

Company Continues to Increase Revenues

BATON ROUGE, La. – August 12, 2004 – MD Technologies Inc. (OTCBB: MDTO), the Louisiana-based maker of healthcare practice management software and medical billing services under the trade name of “Medtopia,” is proud to announce its results from operations for the three and six months ended June 30, 2004.

Total revenue for the three months ended June 30, 2004, was $144,179, compared to $69,056 for the three months ended June 30, 2003, increasing by 109% over the comparable prior period.

Total revenue for the six months ended June 30, 2004, was $264,624, compared to $131,599 for the six months ended June 30, 2003, increasing by 101% over the comparable prior period.

“We exceeded our expectations this second quarter of 2004 and continue working hard to establish ourselves in our market,” commented Jose S. Canseco, Chairman and Vice President. “We are proud of our results for the quarter. We are continuing to grow our revenues and customer base while contributing to significant research and development into new products and services.”

During the three months ended June 30, 2004, the company continued its staffing and ramp up activities adding 8 employees during the period and capitalizing $50,223 towards research and development efforts. As a result, net loss for the three months ended June 30, 2004, was $342,165, or ($0.07) per share, compared to a net loss of $90,951, or ($0.06) loss per share for the same period last year.

Net loss for the six months ended June 30, 2004, of $570,429 or ($0.13) per share, compares to a net loss of $135,992, or ($0.09) loss per share for the same period last year.

As of June 30, 2004, the Company had cash and marketable securities of $1.85 million.

On June 30, 2004, the Company successfully completed its Initial Public Offering raising $3.04 Million. The company used $420,105 of the net proceeds to retire debt and liabilities and will use the remaining net proceeds for general corporate purposes, which may include future expansion, acquisitions or other strategic investments.

Medtopia Healthcare Information Systems is the flagship product line of MD Technologies Inc. Located in Baton Rouge, LA, Medtopia offers a broad range of services for healthcare management, including practice management systems, practice financial services, My Medtopia online access for patients, and Medtopia Mobile, a handheld clinical management tool for healthcare providers. Medtopia services a diverse client base, including several practices in Louisiana, Florida, Mississippi, Montana and at Emory University in Atlanta, GA. More information about Medtopia and MD Technologies Inc. is available online at www.medtopia.com

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.